Exhibit 99.1

news release

Employers Holdings, Inc. to Present at the Sidoti & Company Fifteenth

Annual New York Emerging Growth Institutional Investor Forum

RENO, Nev. – March 15, 2011 – Employers Holdings, Inc. (NYSE: EIG) is scheduled to present at the Sidoti Fifteenth Annual New York Emerging Growth Institutional Investor Forum at The Grand Hyatt in New York City on Tuesday, March 22, 2011. Douglas D. Dirks, Chief Executive Officer, and William E. Yocke, Chief Financial Officer of Employers Holdings, Inc., will deliver the company’s presentation at approximately 10:00 AM, EDT.

The presentation materials may be accessed on or after March 18, 2011 on the investor relations page of the EMPLOYERS Web site at www.employers.com.

About Employers Holdings, Inc.

Employers Holdings, Inc. (NYSE: EIG) is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates throughout the United States. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.

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Copyright© 2011 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist.® are registered trademarks of Employers Insurance Company of Nevada.

CONTACT:

Media – Ty Vukelich, Vice President, Corporate Marketing, tvukelich@employers.com, (775) 327-2677

Analysts – Vicki Erickson, Vice President, Investor Relations, verickson@employers.com, (775) 327-2794